Exhibit 99.2

Q1-09 Earnings Call

Jane - Introduction

Thank you Jossé.

Good afternoon. I would like to welcome everyone to SMTC’s first quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent filings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John Caldwell.

John Caldwell

Thanks Jane. Good afternoon everyone.

As is our customary practice, I will provide some high level comments on our first quarter performance then Jane will take you through our results in more detail. I will then briefly discuss what lies ahead, followed by a question period.

We released our first quarter results today after the market close. For those who have seen the release, you will note our financial performance was heavily impacted by the global recession.

Because most of our customers’ products are sold into capital expenditure budgets of their end customers, our markets would be considered a lagging indicator. While the economic slowdown significantly affected consumer markets in the fourth quarter of 2008, it had a relatively minor effect in our business in that quarter. However, in the first quarter of 2009, our customers began to feel the effect of the economic slowdown.

As expected, our revenue for the first quarter at $48.5 million was sequentially lower by 21% or $12.9 million and 12% below our revenue level in the first quarter of 2008. In anticipation of lower revenue, we launched a capacity and cost reduction plan in the first quarter that contained both strategic and tactical elements.

Q1-09 Earnings Call

Largely due to customer specific issues, our Enclosures Systems division experienced revenue erosion through the latter part of 2008 that was exacerbated by the economic slowdown. This revenue decline resulted in significant overcapacity at our Boston site and continuing operational losses. It became clear that not only did capacity have to be reduced, from a strategic perspective, we needed to house our enclosures and large scale systems integration capability in a single facility in a lower cost region. Accordingly, we have been building such capability at our largest site in Chihuahua Mexico. With the economic downturn and unsatisfactory financial results, we announced the planned closure of the Boston site and consolidation of production into Mexico. Customer production will be transitioned to Mexico through the second quarter and the site will close at the end of June.

From a tactical viewpoint, it was also clear we had to lower our cost position in anticipation of lower production volumes and revenue. In the latter part of the first quarter, we implemented a staff reduction plan that lowered overall headcount by 23% and initiated other cost containment measures. We also began to lower inventory levels.

The combination of lower revenue, a significant operating loss at our Boston site and restructuring charges for severances, resulted in a $2.5 million net loss for the quarter. Excluding restructuring and the Boston loss, we were marginally profitable.

We were successful in lowering inventory and accounts receivable in the quarter; however this was offset by lower accounts payable due to the timing of vendor payments. Accordingly, we were marginally cash negative in the quarter before debt repayments.

With these comments, Jane will provide more in depth comments on our first quarter results.

Jane Todd

Thanks John.

As John stated, first quarter results were impacted by the global recession as virtually all SMTC customers experienced end market contraction. While the first quarter is traditionally a more challenging quarter, the revenue reduction across the EMS industry is well beyond customary norms.

Q1-09 Earnings Call

The Company’s revenues declined 21% sequentially and 12% compared with Q1 of 2008. For the quarter, the Company recorded a net loss of $2.5 million, including $1.0 million in restructuring charges and a $1.7 million loss at the Company’s Boston operation which, as John mentioned, will be closing at the end of the second quarter. Continuing operations posted a modest profit.

Revenue decreased $6.6 million, or 12.0%, from $55.1 million for the first quarter of 2008 to $48.5 million for the first quarter of 2009 as many of SMTC’s long standing customers’ end markets were impacted by the global recession and as our Boston operations wind down. Our larger Boston customers are transitioning primarily to Mexico. We also plan to disengage with a few smaller customers whose production requirements are best suited for local supply.

One highlight of the quarter was the ramping of Crestron Electronics. We expanded our relationship with Crestron in mid 2008 and this quarter Crestron is one of our top 3 customers this quarter for the first time.

During the first quarter of 2009, revenue from the industrial sector increased slightly compared to the same quarter of 2008, $37.1 million for the first quarter of 2009 compared with $36.8 million for the same period in 2008 This was the result of the ramp up of Crestron offsetting reductions in other customers attributable to the recession, and increased significantly as a percentage of revenue at 77% of revenue in the first quarter of 2009, compared with 67% of revenue in the first quarter of 2008. Both communications and networking and computing declined in the quarter as customers reduced orders and the industrial segment grew. Communications decreased from 13% to 10% and networking and computing decreased from 20% to 13%. Our top ten customers accounted for 87% of the quarter’s total revenue, up modestly from last quarter.

Gross margin for the quarter was $2.9 million or 6% compared with $4.4 million or 8.0% for Q1 2008 and $4.0 million or 6.5% last quarter. Clearly, margins were negatively impacted by lower revenue, somewhat offset by cost reductions initiated later in the quarter.

In the quarter, selling, general and administrative costs were $3.9 million compared with $3.2 million a year earlier and $3.6 million for the same period last quarter. The increase was primarily due to a lowering of various allowances in 2008 and an increase in costs in 2009 related to higher legal and other professional costs, an investment in sales staff and increased commissions related to new customer volumes.

Q1-09 Earnings Call

Interest expense decreased significantly from $913 thousand a year ago to $327 thousand due to reduced debt levels and lower interest rates. Interest in the quarter also included a recovery of interest from prior periods.

As a result of weakening demand, we took aggressive steps to reduce our cost base while still maintaining our ability to support our customers and we will continue to manage costs carefully in the coming months. Cost reduction included both employee headcount reductions and administrative costs. In total, our workforce was reduced by 23% at a cost of $1 million in severance. We expect to take further severance charges in Q2, largely for the Boston closure, and restructuring charges in Q2 or subsequent quarters relating to the closure of the Boston facility.

On an EBITDA basis the Company, including the Boston operating loss, was in a modest negative position at a loss of $306 thousand; excluding Boston, EBITDA would have been $1.4 million.

We continue to focus on cash and manage working capital tightly, particularly in light of this economic environment. We used $1.0 million in cash in operations in the quarter. Net debt increased by $1.7 million to $17.8 million over an all time low debt level of $16.1 million at the end of the fourth quarter. Capital investments continue to be managed carefully; with selective spending largely related to support customer requirements. Capital investment in the quarter was limited to $163 thousand; however this will marginally increase as we bring in new equipment to support customer transitions to Mexico. Overall, our debt levels remain low and we expect to reduce debt further during the year.

In the first quarter, in cooperation with our lenders we amended our loan agreements and reset covenant levels in recognition of the recessionary affect on our business and to provide us with greater financial flexibility.

Inventory of $30 million or 60 days was down $7 million from $37 million or 59 days last quarter, as we reduced inventory to match the reduced revenue levels. Average inventory for the quarter was also reduced, helping to reduce average debt and interest costs. We continue to work with our customers and vendors to manage inventory levels.

Accounts receivable was $28 million or 52 days, essentially unchanged from an absolute dollar basis from the prior quarter at $29 million or 43 days. Days increased as a larger portion of shipments were made toward the later part of the quarter compared to Q4 of last year.

Q1-09 Earnings Call

Accounts payable was $32 million, reduced from $37 million last quarter. Days were increased from 59 days to 64 days mirroring the change in inventory and reflecting timing payments in the quarter.

With that, let me now turn the call back over to John.

John Caldwell

Thank you Jane.

Several quarters ago, because of limited market visibility we stated we are no longer providing detailed guidance. If there was lack of visibility then, it certainly is no clearer today. However, as we indicated in the press release, we expect second quarter revenue to continue to be affected by a combination of end market softness and the effect of several of our customers lowering inventory levels. As a result, we believe second quarter revenue will be sequentially lower. However, we will benefit from the full effect of the first quarter cost reduction initiatives that have significantly lowered our breakeven revenue level.

Revenue projections for the latter part of 2009 are very difficult to predict. However, as we stated last quarter, we are under no illusion that this economy will rebound in the second half of the year. Nevertheless, we are encouraged by the robustness of our new customer pipeline and expect several newer customers to begin ramping production later this year.

Clearly we will manage costs and working capital tightly in this very challenging environment.

With these comments, Jossé we would like to open the lines for questions. Thank you.